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                                                                Exhibit p.(viii)



                                 CODE OF ETHICS

                                       Of

                       PERKINS, WOLF, MCDONNELL & COMPANY


                                       As

                               INVESTMENT ADVISER

                                     To The

                                BERGER ACCOUNTS

                                   Effective

                                 APRIL 28, 2000
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I.  GENERAL POLICY

The basic principle which should govern all officers, directors and employees of Perkins, Wolf, McDonnell & Company ("PWM" or the "Adviser") as investment adviser to certain accounts pursuant to subadvisory agreements which PWM has entered into with Berger LLC ("Berger Accounts") is that the functions of PWM should be carried on with loyalty to the interest of the Berger Accounts' shareholders. The Berger Accounts will be operated exclusively for the benefit of their shareholders, and the best interests of their shareholders shall, at all times, govern the actions of all officers, directors and employees of PWM (while acting as investment adviser).

In adhering to the foregoing basic principle of loyalty, it is recognized that directors, officers and employees of PWM must not profit, directly or indirectly, due to their position or capacity with PWM to the detriment or at the expense of the shareholders of the Berger Accounts. No person shall take for their own advantage any corporate opportunity for profit, which that person learns about due to such person's position. Upon assuming their position with the Adviser, each Director, officer or employee of the Adviser is required to certify in writing that they have read and understand the Code and that they recognize they are subject to the Code and will comply with its requirements.


II. DEFINITIONS


     (a) "Access Person" means (i) any Director or officer of the Adviser, (ii) any employee of the Adviser (or of any company in a Control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by a Berger Account, or whose functions relate to the making of any recommendations with respect to such purchases or sales and (iii) any natural person in a Control relationship to the Adviser who obtains information concerning recommendations made to a Berger Account, with regard to the purchase or sale of a Security.

     (b) "Beneficial Ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is subject to the provisions of
         Section 16 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities which an Access Person has or acquires. Application of this definition is explained in more detail in Appendix A attached hereto.

     (c) "Investment Personnel" shall mean (i) any employee of the Adviser (or any employee of any company in a Control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of a Security by a Berger Account and (ii) any natural person who controls the Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of a Security by a Berger Account. Investment Personnel shall include all persons employed by the Adviser as portfolio managers, security analysts and security traders.

     (d) "Security" shall have the same meaning as that set forth in Section 2(a)(36) of the Investment Company Act of 1940 (generally, all securities) except that it shall not include shares of registered open-end investment companies (i.e., mutual funds),

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         direct obligations of the Government of the United States (e.g., U.S.
         Treasury securities), banker's acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

     (e) "Purchase or sale of a Security", or phrases of similar import, shall include, among other things, the purchase, writing or sale of an option to purchase or sell that Security, the purchase or sale of any derivative Security whose value is derived from that Security, such as a Security convertible into or exchangeable for that Security, and the purchase or sale of any other Security which has a substantial economic relationship to that Security being purchased or sold by a Berger Account (e.g., a Security issued by a partnership which has a substantial portion of its assets invested in the Security being purchased or sold).

     (f) A Security is "being considered for purchase or sale" when a portfolio manager is seriously considering the purchase or sale of a Security for a Berger Account, or,with respect to a security analyst who makes a recommendation to purchase or sell a Security for a Berger Account, when such person seriously considers making such a recommendation.

     (g) "Control", which shall have the same meaning as that set forth in
         Section 2(a)(9) of the Investment Company Act of 1940, generally means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

     (h) "Compliance Officer" shall mean the employee of the Adviser designated by vote of the Board of Directors of the Adviser to receive reports and take certain actions as provided in this Code of Ethics and Statement of Policies.

     (i) "Berger Account" means a company registered under the Investment Company Act of 1940, or any pension or profit-sharing plan or any institutional or private account for which Berger LLC is the investment adviser or sub-adviser and PWM is the sub-adviser.

     (j) "Director" of the Adviser shall mean a member of the Board of Directors of the Adviser.

     (k) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

     (l) "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 thereunder.

Any Director, officer or employee of the Adviser who has any questions regarding these definitions should consult with the Adviser's Compliance Officer.

III. PROHIBITIONS


NOTE: Subject to a final decision by Adviser management after having reviewed all of the facts and circumstances relevant to the particular transaction, individuals covered by the following prohibitions may be required to disgorge all or a portion of any profits gained or losses avoided as a result of participating in any of the prohibited personal securities

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transactions discussed below. See Section VII. SANCTIONS of the Code for a more detailed discussion of this matter.

Prohibitions Applicable To All Access Persons
---------------------------------------------

     (a) No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which he or she knows or should have known at the time of such purchase or sale:

           (1) is being purchased or sold by a Berger Account; or

           (2) is being considered for purchase or sale by a Berger Account.

          Although explained more fully in the definition of "purchase or sale of a Security" in Section II. of the Code, it bears emphasis here that included for purposes of this prohibition is any personal securities transaction involving a derivative Security or other Security which has a substantial economic relationship to the Security being considered for purchase or sale or being purchased or sold by a Berger Account.

     (b) All Access Persons are prohibited from the purchase or sale of Securities without prior approval from the Compliance Officer, unless such purchase or sale is an exempted transaction as defined in Sections IV.(a) through Section IV.(e) of the Code. Such approval will normally be granted in writing (see Appendix B). In circumstances that require approval of the transaction to be granted verbally , the Compliance Officer shall document for the Adviser's records all information pertinent to the approved purchase or sale. Any approval for a personal securities transaction will be effective for 3 business days following the date of approval (unless otherwise specified in the written approval). Any transaction not completed within the 3 day (or other specified) time period will require reapproval by the Compliance Officer prior to engaging in any further purchases or sales.

          When requesting approval for a personal securities transaction, all Access Persons should be careful to identify for the Compliance Officer any factors potentially relevant to a conflict of interest. This is especially true when an Access Person requests approval to purchase or sell a Security with a complicated investment structure, since the Security may be substantially economically related to a separate Security which is being considered for purchase or sale or being purchased or sold by a Berger Account.

          Because the Compliance Officer may not preclear a personal securities transaction in which he or she has a beneficial interest, the Compliance Officer shall request approval for his or her personal securities transactions from the Adviser's Chief Investment Officer.

     (c) All Access Persons are prohibited from receiving on an annual basis any gifts or other things of value from any person or entity that does business with or on behalf of the Adviser or the Berger Accounts which in total could reasonably be valued above $100. However, this policy does not apply to customary business meals or entertainment, or promotional items (e.g., pens, mugs, caps, T-shirts, etc.) which are consistent with customary business practices in the industry.

     (d) All Access Persons must immediately notify the Compliance Officer upon becoming a member of a board of directors of a publicly traded company. As a condition of

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          being given approval to engage in any personal securities transaction involving the securities of such company(s), the Access Person will be required to obtain documented approval to trade from the company's management, in light of their procedures designed to prevent the misuse of material, nonpublic information by company insiders (For a description of each Director's, officer's and employee's responsibilities in the event that they come into the possession of material, nonpublic information, see PWM's Insider Trading Policies and Procedures). Notwithstanding this provision, those Access Persons that are also Investment Personnel are generally prohibited from
                                                           ----------
          serving on the board of directors of publicly traded companies (See
          Section III.(i) of the Code).

Prohibitions Applicable Only To Investment Personnel
----------------------------------------------------


     (e) Prior to recommending a Security for purchase or sale by a Berger Account, Investment Personnel are required to provide disclosure, if applicable, of any ownership/Security position they have in the issuer, or any present or proposed business relationship between such issuer and such person, to the Chief Investment Officer and the Compliance Officer. In the event that such disclosure is required of the Chief Investment Officer, it should be made to the Compliance Officer. The Investment Personnel's holdings/relationship will then be reviewed to determine whether it presents a conflict of interest that should be addressed prior to the Adviser acting on their purchase or sale recommendation for the Berger Account.

     (f) All Investment Personnel are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Security within 60 calendar days, unless the Security was not purchased, sold
                                   ------
          or held by a Berger Account during the 60-day period. This prohibition shall not apply to exchange-traded stock options that are purchased for the purpose of establishing a bona fide position hedge on Securities held in excess of 60 calendar days, or to options on stock indices which are composed of 100 or more Securities. However, any transaction which is exempt from this prohibition shall be subject to all otherwise applicable provisions of the Code, including but not limited to the preclearance requirements of Section III(b).

     (g) All Investment Personnel are prohibited from acquiring any Security in an Initial Public Offering.

     (h) All Investment Personnel are prohibited from acquiring any Security in a Limited Offering without prior written approval. Request for such approval should be made via a memorandum directed to the Chief Investment Officer and the Compliance Officer. Limited Offerings for which the Chief Investment Officer is seeking approval will be reviewed by the Chief Operating Officer and the Compliance Officer. The memo shall state the name of the company, the number of shares/units being offered and the offering price per share/unit, a description of the company's history and operations, and a discussion of whether the company's current business plan anticipates a future Initial Public Offering of its Securities. No approval will be granted for the acquisition of Securities in a Limited Offering if the company currently has any publicly traded equity Securities (or other publicly traded Securities convertible into equity Securities) issued and outstanding. A copy of the Limited Offering agreement or the purchase contract should be attached to the memo.

          Subsequent to Investment Personnel obtaining shares/units of a company in a Limited Offering, the company may issue and have outstanding publicly traded

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          Securities. If in the course of performing their job responsibilities any Investment Personnel who acquired shares/units in a Limited Offering transaction becomes involved in the consideration of an investment in the issuer by a Berger Account, they will disclose the existence of their personal ownership in the company to the Chief Investment Officer. The Adviser will then excuse such employee from the investment decision making process for the Security.

     (i) All Investment Personnel are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization based upon a determination by Adviser management that the board service would be consistent with the interests of the Berger Accounts. In instances where Adviser management determines that board service for a company is merited, such Investment Personnel will be subject to the same restrictions that are imposed on all other Access Persons with respect to their personal securities transactions which involve Securities of the company for which they are a director, as described in Section III. (d) of the Code.

     (j) All Investment Personnel must make disclosure with respect to any family member(s) employed in the securities business who might be in a position to benefit as a result of the trading activity of the Berger Accounts. It is prohibited for Investment Personnel to influence the allocation of brokerage of a Berger Account for direct or indirect personal or familial benefit. However, such disclosure shall not be deemed evidence that any benefit has been conferred, directly or indirectly, by Investment Personnel on such family member(s).

Prohibition Applicable Only To Portfolio Managers
-------------------------------------------------

     (k) All portfolio managers are prohibited from purchasing or selling any Security (or equivalent Security) within at least 7 calendar days before or after a Berger Account purchases or sells that Security.


IV.  EXEMPTED TRANSACTIONS

The prohibitions of Section III. of the Code shall not apply to:

     (a) purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

     (b) purchases or sales which are non-volitional on the part of the Access Person, such as Securities acquired as a result of a spin-off of an entity from a company whose Securities are owned by an Access Person, or the involuntary sale of Securities due to a merger or as the result of a company exercising a call provision on its outstanding debt;

     (c)  purchases which are part of an automatic dividend reinvestment plan;

     (d) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

     (e) any Securities transaction, or series of related transactions, involving 500 shares or less in the aggregate, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $5 billion.

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V.  REPORTING


     (a) (a) Within 10 days of their commencement of employment with the Adviser (or if not an employee, of their otherwise becoming an Access Person to the Adviser), all Access Persons shall disclose in writing to the Compliance Officer all of their Security holdings in which they have any direct or indirect Beneficial Ownership at such time as the person became an Access Person (see Appendix E).

         Thereafter, when requested by the Compliance Officer all Access Persons shall on an annual basis disclose in writing to the Compliance Officer all of their Security holdings in which they have any direct or indirect Beneficial Ownership. This information must be current as of a date no more than 30 days before the report is submitted.

         Both the Initial and the Annual Holdings Report shall contain the following information:

         (1) the title, number of shares and the principal amount of each Security;

         (2) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held; and

         (3)  the date that the report is submitted by the Access Person.

         The above notwithstanding, an Access Person shall not be required to
         --------------------------
         make a report with respect to any Security held in any account over which he or she does not have any direct or indirect influence or control. Each such report may contain a statement that the report shall not be construed as an admission by the Access Person that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

     (b) All Access Persons shall direct their brokers to supply the Compliance Officer, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of all statements for all Securities accounts. Please note that even if the Access Person does
                              -----------------------------------------------
         not currently intend to purchase or sell Securities (as defined at
         ------------------------------------------------------------------
         Section II.(d) above) in the account, the Access Person must direct
         -------------------------------------------------------------------
         their brokers to send the Compliance Officer duplicate confirmations
         --------------------------------------------------------------------
         and statements on the account if the account allows any trading in such
         -----------------------------------------------------------------------
         Securities.
         ----------

     (c) Whether or not one of the exemptions listed in Section IV. of the Code applies, each Access Person shall file with the Compliance Officer a written report (see Appendix C) containing the information described in
         Section V.(d) of the Code with respect to each transaction in any Security in which such Access Person by reason of such transaction acquires or disposes of any direct or indirect Beneficial Ownership in the Security; provided, however, that an Access Person shall not be
                       --------  -------
         required to make a report with respect to any transaction effected for any account over which he or she does not have any direct or indirect influence or control. Each such report may contain a statement that the report shall not be construed as an admission by the Access Person that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

     (d) Such report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

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       (1) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved;

       (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

       (3) the price at which the Security transaction was effected;

       (4) the name of the broker, dealer or bank with or through whom the transaction was effected; and

       (5) the date that the report is submitted by the Access Person.

       For any report concerning a purchase or sale in which the Access Person relied upon one of the exemptions provided in Section IV. of the Code, the Access Person will provide a brief statement of the exemption relied upon and the circumstances of the transaction if requested by the Compliance Officer.

       In addition to such report, within 10 days after the end of the calendar quarter in which an Access Person opens any brokerage account, the Access
                                               ---
       Person provide the Compliance Officer with the following information:

       (1) the name of the broker, dealer or bank with whom the Access Person established the account;

       (2) the date the account was established; and

       (3) the date that the report is submitted by the Access Person.

   (e) The Securities transaction reporting requirements of Sections V.(c) and V.(d) of the Code may be satisfied by the Compliance Officer receiving all confirmations of Security transactions and/or periodic statements for each Access Person's Securities accounts. Confirmations of Security transactions and/or Security account statements received by the Compliance Officer will be distributed quarterly to Access Persons for their review to ensure that such confirmations/statements include all Security transactions required to be reported under this Code.

   (f) An Access Person will be deemed to have participated in, and must report under this Code, any Securities transactions participated in by:

       (1) The person's spouse;

       (2) The person's minor children;

       (3) Any other relatives sharing the person's household;

       (4) A trust in which the person has a beneficial interest, unless such person has no direct or indirect control over the trust;

       (5) A revocable trust as to which the person is a settler; or

       (6) A partnership of which the person is a partner (including most investment clubs) unless the person has no direct or indirect control over the partnership.

VI.  REVIEW

The Compliance Officer shall review or supervise the review of the personal securities transactions reported pursuant to Section V. of the Code. Personal securities transactions and holdings reported by the Compliance Officer shall be reviewed by the Chief Investment Officer.

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As part of this review, each such reported personal securities transaction shall be compared against the trading activity of the Berger Accounts to determine whether a violation of Section III. of the Code may have occurred. If the Compliance Officer determines that a violation may have occurred, he or she shall promptly submit the pertinent information regarding the transaction to Adviser management, who shall evaluate whether a violation of the Code has occurred, taking into account all the exemptions provided under Section IV. of the Code, and if so, whether such violation is material. The Adviser will consider all relevant facts and circumstances surrounding the transaction prior to making its determination. In addition, before making any determination that a material violation has occurred, Adviser management shall give the person involved an opportunity to supply additional information regarding the transaction in question.

VII.  SANCTIONS

If a final determination is made that a material violation of this Code has occurred, the Adviser's management may require the Access Person to disgorge to the affected Berger Account(s) all or a portion of the profits gained or losses avoided as a result of the prohibited transaction. The Compliance Officer shall provide a written report of management's determination to the Board of Directors of the Adviser for such further action and sanctions as said Board deems appropriate, which sanctions may in the Board's discretion include, among other things, imposition of a monetary penalty and/or censure, suspension or termination of the Access Person. A copy of the report shall also be provided to Berger Associates, Inc.

VIII. CERTIFICATION AND ANNUAL REPORTING


      (a) Within 45 days after the end of each calendar quarter, the Compliance Officer shall report to Berger Associates, Inc.("Berger") that PWM has complied with the requirements of Rule 17j-1 of the Investment Company Act of 1940 during the previous quarter, and that there has been no violation of this Code of Ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation (both the violation and the action being summarily described). PWM shall further provide to Berger such other information concerning PWM's compliance with the Code of Ethics and the requirements of 17j-1 as Berger may reasonably request.

      (b) On an annual basis, the Compliance Officer shall prepare a written report to the President and the Board of Directors of the Adviser setting forth the following:

           (1) A summary of existing procedures to detect and prevent violations of the Code,

           (2) Full details of any investigation, either internal or by a regulatory agency, of any possible violations of the Code, the resolution of such investigations and the steps taken to prevent further violations,

           (3) An evaluation of the current compliance procedures and any recommendations for improvement.

           A report setting forth the above shall also be made annually to the board of directors/trustees of each Investment Company that is a Berger Account for which

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         the Adviser acts as sub-adviser, except that any information about violations of the Code may be limited to only material violations. In addition, the Adviser shall certify to each such Investment Company annually that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code. In the event that a report includes a discussion of any material violation of the Code, the Adviser shall provide a copy of the report to Berger. In addition, the Adviser shall provide a copy of any or all other of these reports to Berger upon its request.

         After September 1, 2000, before being approved as a sub-adviser for any Investment Company that is a Berger Account, the Adviser is required to provide the Code to the Investment Company's directors/trustees for approval along with a certification that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

         Any material changes to the Code must be approved by the directors/trustees of each Investment Company that is a Berger Account within 6 months after adoption of the material change.

     (c) On an annual basis, all Directors, officers and employees of the Adviser are required to certify in writing that they have read and understand the Code of Ethics and Statement of Policies and recognize that they are subject thereto. In addition, all such persons are required to certify annually that they have complied with the requirements of the Code and that they have reported all personal securities transactions required to be reported pursuant to the Code (see Appendix D). If a Director, officer or employee of the Adviser has any questions pertaining to their responsibilities under the Code, they should discuss them with the Compliance Officer prior to completing their annual certification statement.


IX.  OTHER LEGAL AND REGULATORY MATTERS


     (a) Confidentiality.  All account information concerning the Berger
         ---------------
         Accounts (e. g., name, account size, specific securities held, securities trades, etc.) is absolutely confidential. Therefore, access to Berger Accounts' information is limited to those individuals who must have such access to perform their duties, and such information shall not be communicated to any other person either within or outside the Adviser. The confidentiality of all Berger Accounts' information is critical to the Adviser's reputation for excellence and integrity and maintenance of the Adviser's competitive position, and any disclosure of confidential information can be expected to result in serious sanctions by the Adviser, including possible dismissal for cause.

     (b) Bankruptcy/Criminal Offenses.  The Adviser is required to notify
         ----------------------------
         regulatory organizations when certain events occur regarding its Directors, officers and/or employees. Accordingly the Chief Operating Officer must be notified if any of the following occur with respect to a Director, officer or employee:

         .  Personal bankruptcy.

         . The bankruptcy of a corporation in which any Director, officer or employee owns 10% or more of the securities.

         . Arrest, arraignment, indictment or conviction for, or the entry of a guilty or no contest plea for, any criminal offense (other than minor traffic violations).

     (c) Receipt of Legal Documents.  On occasion, employees are served with
         --------------------------
         legal documents (e.g., a subpoena) for the Adviser. Upon receipt of legal documents, the Adviser's Chief Operating Officer or Corporate Counsel is to be notified

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         immediately.

     (d) Retention of Outside Counsel.  Directors, officers and employees may
         ----------------------------
         not retain the services of outside counsel under circumstances such that the Adviser would be obligated to pay legal fees unless the Adviser's Corporate Counsel has granted approval for retention of such counsel in advance.

     (e) Contact with Industry Regulators.  In the event of an inquiry from an
         --------------------------------
         industry regulator--whether via the telephone, mail or personal visit-- Directors, officers and employees must contact the Adviser's Chief Operating Officer or Corporate Counsel as soon as possible for instructions.

     (f) Political Contributions.  The use of funds or assets of the Adviser for
         -----------------------
         any unlawful or improper purpose is prohibited. This prohibition includes any contribution to any public official, political candidate or political entity, except as may be expressly permitted by law. This shall also preclude unlawful contributions through consultants, customers or other third parties, including payments where Directors, officers or employees of the Adviser know or have reason to believe that payments made to such other third parties will be used as unlawful contributions.

         The above prohibitions relate only to the use of corporate funds and in no way are intended to discourage Directors, officers or employees from making personal contributions to political candidates or parties of their choice. No such individual contribution will be reimbursed by the Adviser in any manner, directly or indirectly.

     (g) Business Conduct.  It is the policy of the Adviser to conduct business
         ----------------
         in accordance with the applicable laws and regulations of the United States and all other individual states and countries in which the Adviser operates or has any significant contacts. Unethical business practices will subject Directors, officers and employees to appropriate disciplinary action, including dismissal for cause if warranted, and may result in prosecution for violating federal, state or foreign laws.

         No payment (cash or otherwise) can be made (directly or indirectly) to any employee, official or representative of any domestic or foreign governmental agency, instrumentality, party, or candidate thereof, for the purpose of influencing any act, omission or decision.

         The Adviser's books, records and accounts must be maintained in sufficient detail as to accurately reflect the transactions and dispositions of its assets. No undisclosed or unrecorded fund or asset of the Adviser may be established for any purpose.

         Any Director, officer or employee with questions about or knowledge of violations of these policies must contact the Adviser's Corporate Counsel.

X.  MISCELLANEOUS PROVISIONS


     (a) The Adviser shall maintain records in the manner and to the extent set forth below, and make such records available for examination by representatives of the U.S. Securities and Exchange Commission:

         (1) A copy of this Code and any other code of ethics which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

         (2) A record of any violation of the Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

         (3) A copy of each report made by an Access Person pursuant to the Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

         (4) A list of all persons who are, or within the past five years have been, required to make reports pursuant to the Code, and who are, or within the past five years have been, responsible for reviewing these reports, shall be maintained in an easily accessible place; and

         (5) A record of any decision, and the reasons supporting the decision, to approve the acquisition by any Investment Personnel of a Security pursuant to a Limited Offering shall be preserved for a period of not less than five years from the end of the fiscal year in which the approval was granted.

     (b) All reports of Securities transactions and any other information filed with the Adviser or furnished to any person pursuant to the Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the U.S. Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

     (c) The Board of Directors of the Adviser may from time to time adopt such interpretations of the Code and such exceptions to provisions of the Code as they deem appropriate.

APPENDIX A


For purposes of the attached Code of Ethics, a "beneficial owner" shall mean any director, officer or employee who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from a transaction in the subject securities. The term "beneficial ownership" of securities would include not only ownership of securities held by a director, officer or employee for his or her own benefit, whether in bearer form or registered in their name or otherwise, but also ownership of securities held for his or her benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he or she has only a remainder interest), and securities held for his or her account by pledgees, securities owned by a partnership in which he or she is a member if they may exercise a controlling influence over the purchase, sale or voting of such securities, and securities owned by any corporation that he or she should regard as a personal holding corporation. Correspondingly, this term would exclude securities held by a director, officer or employee for the benefit of someone else.

Ordinarily, this term would not include securities held by executors or administrators in estates in which a director, officer or employee is a legatee or beneficiary unless there is a specific legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent's death.

Securities held in the name of another should be considered as "beneficially" owned by a director, officer or employee where such person enjoys "benefits substantially equivalent to ownership". The U.S. Securities and Exchange Commission has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, to meet expenses that such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

A director, officer, or employee also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement, or other arrangement, he or she obtains therefrom benefits substantially equivalent to those of ownership. Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as a director, officer or employee may in itself indicate that the director, officer or employee would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative. Thus, absent countervailing facts, it is expected that securities held by relatives of the director, officer or employee or his or her spouse who share the same home as the director, officer or employee will be treated as being beneficially owned by the director, officer or employee.

A director, officer or employee also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he or she does not obtain therefrom the aforementioned benefits of ownership, if they can vest or revest title in themselves at once or at some future time.

I acknowledge that I have read the Code Of Ethics Of Perkins, Wolf, McDonnell &
                                   --------------------------------------------
Company  As Investment Adviser To The Berger Accounts (a copy of which has been
-------  --------------------------------------------
supplied to me, which I will retain for future reference) and agree to comply in all respects with the terms and provisions thereof. I recognize that I have been deemed to be an Access Person under the Code until I receive further written notice to the contrary from the Compliance Officer.



Dated:   ____________________________

By:      ____________________________

APPENDIX B

                                 APPROVAL FORM
                      FOR THE PURCHASE/SALE OF SECURITIES

_______________________________________________________________________________

                             PROPOSED TRANSACTION
                  To be Completed by the Access Person  /1,2/

Security Description:___________________________________________________________

Security Symbol: _________________               Security Exchange______________

Type of Transaction:     ______Purchase  _______Sale

Maximum Number of Shares/Principal Amount of Debt:______________________________

Except as follows, I am not aware of any factors that pertain to this proposed personal security transaction that would be relevant to the determination of whether such transaction could be in conflict with the interests of a Berger Account (See Section III (b) of the Code):

________________________________________________________________________________

________________________________________________________________________________


________________________________    _____________________________   ____________
Access Person (please print)        Signature of Access Person      Date


1. See Code of Ethics of Perkins, Wolf, McDonnell & Company As Investment
       ------------------------------------------------------------------
   Adviser To The Berger Accounts (the "Code") for the definition of "Access
   ------------------------------
   Person."

2. As described in Section IV. Exempted Transactions of the Code, certain transactions involving the purchase or sale of Securities are not prohibited and therefore do not require pre-clearance. It is the responsibility of the Access Person to correctly determine whether their proposed personal security transaction is an Exempted Transaction under the Code. Any Access Person who has questions regarding this determination should consult with the Compliance Officer prior to engaging in the proposed personal security transaction.

_______________________________________________________________________________


                            APPROVAL / DISAPPROVAL
                   To be Completed by the Compliance Officer

The above proposed transaction has been:______ Approved for execution within 3
business days after the date                   of this approval

                                        ______ Approved for execution between
                                        ______ and ______

                                        ______ Disapproved


Comments:_______________________________________________________________________

________________________________________________________________________________


_____________________________________         ______________________________
Signature of Compliance Officer               Date

          APPENDIX C
          ----------

                                   PERSONAL
                        SECURITIES TRANSACTIONS REPORT
                        Perkins, Wolf, McDonnell & Co.


     NAME:____________________________      FOR THE QUARTER ENDED:____________
                (Please Print)

      Confirmations for all of my reportable personal securities transactions        Confirmations for all of my reportable
      for the quarter are attached to this report.                                   personal securities transactions for the
                                                                                     quarter are attached to this report except
                                                                                     as described below:

Transaction                                                    Number      Principal      Nature of                Name of Broker,
   Date             Security Description          Symbol     of Shares       Amount      Transaction     Price     Dealer of Bank

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

DEFINITIONS: Principal Amount-          Total amount received or paid for the
                                        security.
             Nature of Transaction-     Purchase, sale or other acquisition or
                                        disposition.
             Price-                     Price per share at which transaction was
                                        effected.
             Broker, Dealer or Bank-    Name of broker, dealer or bank with or
                                        through whom the transaction was
                                        effected.

NOTE: Transactions in open-end mutual funds, direct obligations of the U.S. Government, bank certificates of deposit, commercial paper, banker's acceptances, and high quality short-term debt instruments, including repurchase agreements, are not required to be reported.

STATEMENT:   THIS REPORT IS NOT TO BE CONSTRUED AS AN ADMISSION BY ME THAT I
             HAVE ANY DIRECT OR INDIRECT BENEFICIAL OWNERSHIP IN THE SECURITIES
             TO WHICH THIS REPORT RELATES.


             ______________________________         _______________________
                      (Signature)                            (Date)

APPENDIX D



                          ANNUAL CONFIRMATION FOR THE
                                 CODE OF ETHICS
                                       OF
                       PERKINS, WOLF, MCDONNELL & COMPANY
                          AS INVESTMENT ADVISER TO THE
                          BERGER ACCOUNTS (THE CODE")


   I have carefully read and understand the Code. I recognize that I must comply with the Code and that I am subject to the policies and procedures contained therein. I understand that the policies and procedures stated in this Code are subject to change and that, from time to time, I may receive information about changes in the policies and procedures contained therein. I recognize that I have / have not (Compliance Officer to circle one) been deemed to be an Access Person under the Code until I receive further written notice from the Compliance Officer. In addition (please check the appropriate line below):

_____________- I have complied with the requirements of the Code at all times since my last Confirmation for the Code, and I have reported all of my personal securities transactions since my last Confirmation which are required to be reported pursuant to the Code.

_____________- I have complied with the requirements of the Code at all times since my last Confirmation for the Code, except in certain instances during the
                                         --------------------------------------
period, a description of which is attached hereto, which the Compliance Officer
-------------------------------------------------------------------------------
is aware of and which have been addressed by Adviser management.  I have
---------------------------------------------------------------
reported all of my personal securities transactions since my last Confirmation for the Code which are required to be reported pursuant to the Code.

   As required to be reported annually by all Access Persons under the Code, attached (if applicable) is a complete listing, as of the date of this Confirmation, of all of my Security holdings in which I have any direct or indirect Beneficial Ownership.




___________________________                ____________________________________
Date of Confirmation                       Covered Person's Name (please print)


                                           _________________________________
                                           Covered Person's Signature

          APPENDIX E

                                                        PERSONAL SECURITIES
                                                     HOLDINGS REPORT (1), (2)
                                                  Perkins, Wolf, McDonnell & Co.


          NAME: ______________________________                                          DATE: __________________________
                        (Please Print)

                                                                                                             Number of Shares or
                                        Security Description                           Symbol             Principal Amount of Debt
____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

(1) Pursuant to the provisions of Section V.(a) of the Code of Ethics of Perkins, Wolf, McDonnell & Company as Investment Adviser to the Berger Accounts (the "Code"), this report shall include a complete listing of the Access Person's Security holdings (see (2) below) in which they have any direct or indirect Beneficial Ownership.

(2)  The term "Security" as defined in the Code excludes shares of registered
                                                --------
     open-end investment companies (i.e., mutual funds), direct obligations of the Government of the United States (e.g., U.S. Treasury Securities), banker's acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements. Therefore, holdings by Access Persons in these types of investments are not required to be included on this report.

                                 _______________________________
                                           (Signature)

________________________________________________________________________________